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                                                                     EXHIBIT (j)


INDEPENDENT AUDITORS' CONSENT

The Payden & Rygel Investment Group.:

We consent to (a) the use in this Post-Effective Amendment No. 47 to Registration Statement No. 33-46973 on Form N-1A of our report dated December 24, 2003 appearing in the Financial Statements which are incorporated by reference in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "Other Information" in such Statement of Additional Information and (c) the reference to us under the heading Appendix C: "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



DELOITTE & TOUCHE LLP
Chicago, Illinois
February 25, 2004